CERTIFICATE OF TRUST
OF
EGA FRONTIER DIVERSIFIED CORE FUND

This Certificate of Trust of EGA Frontier Diversified Core Fund, a statutory trust (the “Trust”), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:                      The name of the statutory trust formed hereby is EGA Frontier Diversified Core Fund.

SECOND:                 The registered office of the Trust in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.  The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD:                     The Trust formed hereby is or will become within 180 days of its first issuance of beneficial interests, an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust, have duly executed this Certificate of Trust as of the 14th day of December, 2012.  This instrument may be signed in one or more counterparts.

 /s/ Robert C. Holderith
Robert C. Holderith, Trustee

/s/ Marten S. Hoekstra
Marten S. Hoekstra, Trustee

 /s/ Susan M. Ciccarone
Susan M. Ciccarone, Trustee